Exhibit 10.2

MUTUAL RELEASE AGREEMEMT

This Mutual Release Agreement (this “Release” or this “Agreement”) is made as of July 27, 2015 (the “Effective Date”), by and between William Sigler (“Sigler), on the one hand, and Smack Sportswear, Inc., a Nevada corporation (“Smack”) and their respective affiliates, on the other hand.

W I T N E S S E T H:

WHEREAS, a dispute has arisen between the Parties (as defined below) and/or their Affiliates (as defined below) relating to their respective performances under the Prior Settlement Agreement (as defined below) and under the Dealer Agreement (as defined below);

WHEREAS, Sigler wishes to purchase certain assets of Smack (the “Assets”) pursuant to the terms and conditions of that certain Asset Purchase Agreement of even date herewith (the “Purchase Agreement”) by and between Sigler, as “Buyer” and Smack as “Seller”;

WHEREAS, payment for the Assets being purchased by Sigler pursuant to the Purchase Agreement is the cancellation of all indebtedness owed by the Company to Sigler, which indebtedness as of the Effective Date totaled $132,900.00 (the “Debt Amount”);

WHEREAS, as of the Effective Date, Sigler is a member (“Director”) of Smack’s Board of Directors (the “Board”);

WHEREAS, in connection with the parties entering into the Purchase Agreement, Sigler wishes to resign as a Director from the Board; and

WHEREAS, the undersigned have determined that it is in their best interests to eliminate any and all obligations, liabilities and claims that the parties now have, will have, or could have with regard to each other, except such continuing contractual obligations as the undersigned may have to each other pursuant to this Agreement.

NOW, THEREFORE, for value received, and for other good and valuable consideration, receipt of which is hereby acknowledged, and in consideration of the mutual promises, covenants and conditions herein contained, each of the undersigned, intending to be legally bound by this Release, agrees as follows:

1. Mutual Release of Any and All Claims between the Parties. In consideration of the mutual specific releases contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned parties promise, agree and specifically release each other as follows: each of Sigler and Smack (the “Parties”) on behalf of itself or himself and its or his respective agents, representatives, employees, attorneys, insurers, predecessors and successors in interest, assigns, directors, officers, partners, parent corporations, subsidiaries, affiliates, and all other persons, firms, or corporations with whom or which any of them have been, are now, or may hereafter be affiliated, and any other person or entity claiming through them or on their behalf (“Affiliates”) hereby releases, remises and forever discharges each other Party hereto, including their respective Affiliates from any and all claims, causes of action, damages, losses, actions, judgments, obligations, attorneys’ fees, indemnities, subrogations, duties, demands, controversies and liabilities of any nature whatsoever, whether known or unknown, and whether arising under statute, contract (express, implied, or otherwise), in tort, equity, or any other theory of recovery, and whether for compensatory damages, penalty, or punitive damages, including without limitation in any way relating to or arising out of (i) the Debt Amount, (ii) any tangible or intangible intellectual property currently owned by Smack, (iii) that certain Mutual Release Agreement entered into on September 22, 2014 between the Parties (the “Prior Settlement Agreement”), (iv) that certain Dealer Agreement entered into on September 22, 2014 between Smack and MVP LLC (as defined below) (said agreement, the “Dealer Agreement”), as well as any other claims, whether presently known or unknown (“Claims”); provided, however, that this Agreement does not waive or release any Claims or related rights that any of the Parties may have for a breach of the provisions of this Agreement. Each of the Parties (on behalf of itself and any of its affiliates) represents and agrees that it has not assigned or transferred, or attempted to assign or transfer, to any person or entity, any of the Claims it is releasing in this Agreement, and that each of the Parties agrees to indemnify, defend and hold harmless the other and its Affiliates (as applicable) from and against any claim, demand, damage, debt, liability, account, reckoning, obligation, cost, expense, lien, action or cause of action (including attorneys' fees and costs paid or incurred) based upon or in connection with or arising out of any such assignment or transfer or purported or claimed assignment or transfer.

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For purposes of clarity, Sigler agrees and acknowledges, on his behalf and on behalf of his Affiliates, that as a consequence of the consummation of the transactions relating to the Purchase Agreement, Smack and its Affiliates will have no outstanding debt or liability to or from Sigler.

For purposes of this Agreement, Sigler’s “Affiliates” include, without limitation, Magnum Venture Partners, LLC, a Wyoming limited liability company (“MVP LLC”) and Magnum Venture Partners, Inc., a Wyoming corporation dba MVP Sports.

Each of the Parties acknowledges and agrees that its Release as set forth herein shall inure to the benefit of, and shall be final and binding with respect to, himself and itself, as the case may be, and any and all of such Party’s Affiliates, without necessity of their signature(s) upon this Agreement. Each Party also represents and agrees that, prior to signing this Agreement, neither Party, nor any Affiliate of said Party, has filed or pursued any complaints, charges or lawsuits of any kind with any court, governmental or administrative agency or arbitrator against the other Party or an Affiliate of the other Party.

2. Waiver of Civil Code Section 1542: The Parties agree to waive the provisions of Section 1542 of the California Civil Code and agree that, except as to such rights or claims as may be created or preserved by this Release, the Parties’ releases set forth hereinabove extend to all claims of every kind, nature and description whatsoever, known or unknown, suspected or unsuspected. This Release covers all claims which the Parties know exist, as well as those claims that the Parties do not know or suspect to exist in their favor at the time of executing this Release. California Civil Code Section 1542 states as follows,

"A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

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Each Party will indemnify and hold harmless each other Party herein released from any loss, claim, expense, demand, or cause of action of any kind or character, through the assertion by any Party or stranger hereto, including by any third party, of a claim or claims connected with the subject matter of this Release, and from any loss incurred directly or indirectly by reason of the falsity or inaccuracy of any representation herein by the indemnifying Party.

3. Miscellaneous.

(a) This Agreement shall be governed by and construed exclusively in accordance with the internal laws of the State of Nevada without regard to the conflicts of laws principles thereof. The parties hereto hereby expressly and irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to, arising out of or under this Agreement, shall be brought solely and exclusively in the federal or state court selected by the party prosecuting, filing or otherwise commencing said suit or proceeding (the “Chosen Venue”). By its execution hereof, the parties hereby expressly covenant and irrevocably submit to the in personam jurisdiction of the Chosen Venue and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in the Chosen Venue. The parties hereto expressly and irrevocably waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other party hereto of its reasonable counsel fees and related costs and/or disbursements in an amount judicially determined.

(b) Should any part, term or provision of this Release be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions, including the release of all Claims by each Party, shall not be affected thereby and said illegal or invalid part, term or provision shall be modified by the court so as to be legal or, if not reasonably feasible, shall be deleted.

(c) Each Party acknowledges and agrees that (a) he or it has not relied on any representations, promises, or agreements of any kind made to him in connection with her decision to accept the Release except for those set forth herein; (b) he/it has been advised to consult an attorney before signing this Release, and he/it has had the opportunity to consult with an attorney of his or its own choosing; (c) he/it does not feel he/it has been coerced to sign this Release or that his/its signing this Release would for any reason not be voluntary; and (d) he/it has thoroughly reviewed and understands the effects of this Release before signing it.

(d) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and assigns and Affiliates. Neither Party shall assign of this Agreement or any rights hereunder.

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(e) All notices, requests, claims, demands and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given if delivered in person against written receipt, by facsimile transmission, by email, overnight courier prepaid, or mailed by prepaid first class registered or certified mail, postage prepaid, return receipt requested to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section):

If to Sigler, as follows:

William Sigler

933 6th Street, Unit D

Hermosa Beach, CA 90403

Email: billsmack1@gmail.com

If to Smack, as follows:

Smack Sportswear, Inc.

6025 Macadam Ct.

Agoura Hills, CA 91301

Email: doug.samuelson@yahoo.com

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, (iii) if delivered by email, to the email address as provided in this Section, be deemed given upon sending such email, (iv) if delivered by overnight courier to the address as provided in this Section, be deemed given on the earlier of the first business day following the date sent by such overnight courier or upon receipt, or (v) if delivered by mail in the manner described above to the address provided in this Section, be deemed given on the earlier of the third business day following mailing or upon receipt. In order for any such notice to be deemed given as provided above, other than if sent by email, any such notice must also be accompanied by an email to the recipient. In order for any such notice to be deemed given that is sent by email as provided above, any such notice must also be accompanied by sending such notice in the mail.

(f) The Parties shall not be deemed to waive any of their rights or remedies under this Agreement unless such waiver is in writing and signed by the party to be bound. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of that Party of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the Parties hereto may otherwise have at law or in equity.

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(g) This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements or understandings (in writing, oral or otherwise) of the parties relating thereto, including without limitation, the Prior Settlement Agreement. No course of dealing, course of performance or trade usage, and no parol evidence of any nature, shall be used to supplement or modify any terms of this Agreement.

(h) This Agreement may be modified or amended only by written agreement of the Parties hereto.

(i) This Agreement may be executed in multiple counterparts and by facsimile each of which shall be an original, but all of which shall be deemed to constitute one instrument. The delivery of an executed counterpart of this Agreement by electronic means, including by facsimile or by "pdf" attachment to email, shall be deemed to be valid delivery thereof binding upon all the parties hereto.

(j) All section titles or captions contained in this Agreement, in any exhibit referred to herein or in any exhibit annexed hereto are for convenience only, shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement.

(k) This Agreement shall be construed to effectuate the mutual intent of the Parties. The Parties and their counsel have cooperated in the drafting and preparation of this Agreement, and this Agreement therefore shall not be construed against any Party by virtue of its role as the drafter thereof. No drafts of this Agreement shall be offered by any Party, nor shall any draft be admissible in any proceeding, to explain or construe this Agreement. Each Party hereto acknowledges and agrees that it has received or has had the opportunity to receive independent legal counsel of his/its own choice and that he/it has been sufficiently apprised of its rights and responsibilities with regard to the substance of this Agreement.

(l) If any provision of this Release is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable. In lieu thereof, there shall be added a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

(m) This Release shall become effective immediately upon the full execution and delivery hereof by the Parties.

(n) Each Party shall cooperate with the other and execute such instruments or documents and take such other actions as may reasonably be requested from time to time in order to carry out, evidence or confirm their rights or obligations or as may be reasonably necessary or helpful to give effect to this Agreement, including without limitation, with regard to Smack, as soon as reasonably practicable, removing any references to Sigler as a Director of Smack on the Company’s website and any documents to be delivered in the future in electronic format.

[signature page to follow]

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IN WITNESS WHEREOF, each of the undersigned has caused this Release to be duly executed and delivered as of the Effective Date.

SMACK SPORTSWEAR, INC.

By:	/s/ Doug Samuelson
Name: Doug Samuelson
Title: Interim Chief Executive Officer
and Chief Financial Officer

/s/ William Sigler
William Sigler

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